EXHIBIT 99.1
American Eagle Outfitters
Reports First Quarter 2010 Results
Provides Second Quarter Guidance
Pittsburgh, May 26, 2010 — American Eagle Outfitters, Inc. (NYSE:AEO) today announced that earnings for the first quarter ended May 1, 2010 were $0.05 per diluted share, compared to $0.11 per diluted share last year. Adjusted earnings for the period were $0.17 per diluted share, excluding closing charges and an operating loss related to the MARTIN+OSA business of $0.12 per diluted share. This compares to adjusted earnings for the first quarter ended May 2, 2009 of $0.11 per diluted share, which excluded a tax benefit, a realized loss related to the sale of investment securities and an operating loss related to MARTIN+OSA, as outlined in the table which follows.
“The first quarter demonstrated progress toward our goals. We achieved higher sales and stronger profitability,” said Jim O’Donnell, chief executive officer. “We remain focused on our priority to deliver margin improvement and earnings growth, with the ultimate goal of reaching our mid-teen operating margin target.”
GAAP First Quarter Results
(Note that the following discussion of first quarter results includes closing charges and an operating loss related to the MARTIN+OSA business.)
Total sales for the 2010 first quarter increased 8% to $659 million compared to $612 million last year. Gross profit of $248 million increased from $221 million. As a rate to sales, gross profit increased to 37.7% compared to 36.1% last year. Selling, general and administrative expense of $181 million compares to $159 million last year. Operating income for the quarter was $13 million, compared to $27 million last year. Net income for the first quarter was $11 million, compared to $22 million last year.
Non-GAAP First Quarter Results
(Note that the following discussion of first quarter results excludes the operating results related to the MARTIN+OSA business for both periods, the closing charges for the 2010 period and other adjusted items for the 2009 period. Please refer to non-GAAP financial tables accompanying this press release.)
Total sales for the 2010 first quarter increased 8% to $648 million compared to $602 million last year. Comparable store sales increased 5%.

Gross profit increased 15% to $258 million, or 39.7% as a rate to sales, compared to $224 million or 37.2% last year. The merchandise margin increased primarily due to lower merchandise markdowns. As a rate to sales, buying, occupancy and warehousing costs decreased, due to an improvement in rent as a rate to sales.
Selling, general and administrative expense of $169 million compares to $152 million last year, an 11% increase. The increase is due to higher compensation costs, including the timing of executive equity grants and incentive accruals.
Operating income of $54 million, compared to $39 million last year. The first quarter operating margin expanded to 8.2%, compared to 6.4% last year.
The company generated adjusted net income during the first quarter of $36 million, compared to $24 million last year.
MARTIN+OSA Update
On March 9, 2010, the company announced plans to close its MARTIN+OSA concept, including all 28 stores and the online business. As of the end of the first quarter, the closure was proceeding within the range of financial estimates provided.
Included in the first quarter net operating loss for MARTIN+OSA were pre-tax charges of $5 million for severance and other employee-related charges, $2 million of inventory charges and a non-cash asset impairment charge of $18 million. The net loss for the quarter was $25 million or $0.12 per diluted share. The second quarter closing charges and operating loss is estimated to be approximately $26 million, net of tax, or $0.13 per diluted share.
Inventory
Total merchandise inventory at the end of the first quarter was $326 million, an increase of $47 million. On a cost per square foot basis, ending inventory increased 15%, following a 4% decline in inventory per foot at the end of the first quarter of 2009. The inventory position supports a year-round and in-stock denim strategy, which we begin to anniversary in the third quarter. As we initiate the changes in our buying and allocation process, second half inventories are planned down.
Capital Expenditures
For the first quarter, capital expenditures were $19 million compared to $35 million last year. 2010 capital expenditures are now expected to be in the range of $90 to $110 million, a $10 million reduction from our previous expectation, primarily due to a shift of new store openings into 2011.

Real Estate
In the first quarter, the company opened five AE stores, two aerie stores, completed the remodeling of three AE stores and closed five AE stores. For the year, we now expect to open 14 new AE stores, complete 25 to 35 AE store remodels and close an additional 10 to 20 AE stores. In addition, we plan to open nine new aerie stores and seven 77kids stores. As previously announced, we plan to close the 28 MARTIN+OSA stores. As a result, total gross square footage in 2010 is expected to be down 1-2% versus 2009.
Cash and Cash Equivalents, Short-term Investments and Long-term Investments
The company ended the first quarter with total cash and cash equivalents, short-term investments and long-term investments of $732 million. This includes $197 million of investments in auction rate securities, net of impairment.
Share Repurchase
In the first quarter, the company repurchased 4 million shares at a cost of approximately $72 million. The company currently has authorization to repurchase an additional 26 million shares, which expires at the end of fiscal 2010.
Second Quarter 2010 Guidance
Our current second quarter adjusted earnings guidance is $0.12 to $0.16 per diluted share, reflecting margin pressure related to weaker business trends early in the quarter. On a GAAP basis, second quarter guidance is ($0.01) to $0.03 per diluted share and includes estimated closing charges and an operating loss related to MARTIN+OSA of approximately $0.13 per diluted share as outlined in the table which follows. This guidance also excludes potential investment security charges. Second quarter guidance compares to adjusted earnings of $0.18 per diluted share for the second quarter ended August 1, 2009, which excludes a tax benefit, a non-cash, non-operating foreign currency loss and an operating loss related to MARTIN+OSA as outlined in the table which follows.
Conference Call Information
At 9:00 a.m. Eastern Time on May 26, 2010, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay. To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 348834. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures
This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding MARTIN+OSA and other non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that these non-GAAP or adjusted financial measures provide meaningful supplemental information regarding the company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. Additionally, the company believes that these non-GAAP or adjusted results are useful as an additional means for investors to evaluate the company’s ongoing operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.
* * * *
American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 939 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 137 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids™ by american eagle™, is available online only at www.77kids.com. 77kids offers “kid cool,” durable clothing and accessories for kids ages two to 10. AE.COM®, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the Company’s operating, financial and capital plans may not be achieved, the risk that the estimates of closing charges for MARTIN+OSA could change materially and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 1,	January 30,	May 2,
	2010	2010	2009
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$535,239	$693,960	$418,807
Short-term investments	9,025	4,675	30,525
Merchandise inventory	326,417	326,454	279,233
Accounts receivable	39,637	34,746	62,176
Prepaid expenses and other	90,247	47,039	61,479
Deferred income taxes	45,439	60,156	47,140

Total current assets	1,046,004	1,167,030	899,360

Property and equipment, net	677,880	713,142	739,702
Goodwill	11,413	11,210	10,831
Long-term investments	187,490	197,773	232,953
Non-current deferred income taxes	30,135	27,305	9,434
Other assets, net	22,268	21,688	21,017

Total Assets	$1,975,190	$2,138,148	$1,913,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$143,477	$158,526	$91,671
Notes payable	17,500	30,000	75,000
Accrued compensation and payroll taxes	22,150	55,144	17,520
Accrued rent	66,907	68,866	65,065
Accrued income and other taxes	12,437	20,585	12,567
Unredeemed gift cards and gift certificates	26,866	39,389	27,284
Current portion of deferred lease credits	17,365	17,388	16,056
Other current liabilities and accrued expenses	17,350	19,057	19,226

Total current liabilities	324,052	408,955	324,389

Deferred lease credits	89,504	89,591	101,806
Non-current accrued income taxes	35,163	38,618	33,766
Other non-current liabilities	20,114	22,467	19,866

Total non-current liabilities	144,781	150,676	155,438

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,486	2,486
Contributed capital	534,765	554,399	519,675
Accumulated other comprehensive income	21,056	16,838	448
Retained earnings	1,749,513	1,764,049	1,691,823
Treasury stock	(801,473)	(759,255)	(780,962)

Total stockholders’ equity	1,506,357	1,578,517	1,433,470

Total Liabilities and Stockholders’ Equity	$1,975,190	$2,138,148	$1,913,297

Current Ratio	3.23	2.85	2.77

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	May 1,	% of	May 2,	% of
	2010	Sales	2009	Sales

Net sales	$659,453	100.0%	$611,986	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	411,019	62.3%	391,061	63.9%

Gross profit	248,434	37.7%	220,925	36.1%
Selling, general and administrative expenses	181,241	27.5%	158,692	25.9%
Loss on impairment of assets	17,980	2.7%	—	0.0%
Depreciation and amortization	36,156	5.5%	34,894	5.7%

Operating income	13,057	2.0%	27,339	4.5%
Other income (expense)	125	0.0%	(2,308)	-0.4%

Income before income taxes	13,182	2.0%	25,031	4.1%
Provision for income taxes	2,260	0.3%	3,064	0.5%

Net income	$10,922	1.7%	$21,967	3.6%

Net income per basic common share	$0.05		$0.11

Net income per diluted common share	$0.05		$0.11

Weighted average common shares outstanding — basic	207,718		205,408
Weighted average common shares outstanding — diluted	210,285		207,286

(unaudited)
Total gross square footage at end of period:	6,430,223		6,406,703

Store count at end of period:	1,105		1,110

American Eagle Outfitters, Inc.
GAAP to Non-GAAP EPS reconciliation
(unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 1, 2010	May 2, 2009
Diluted EPS on a GAAP basis (as reported)	$0.05	$0.11
Add back: Impact of loss on store impairment	0.05	—
Add back: MARTIN+OSA operating loss and shut down costs	0.07	0.03

	0.17	0.14

Deduct: Tax benefit	—	(0.04)
Add back: Impact of realized loss related to sale of investment securities	—	0.01

Non-GAAP Diluted EPS	$0.17	$0.11

	13 Weeks	13 Weeks	13 Weeks
	Ending	Ending	Ended
	July 31, 2010	July 31, 2010	August 1, 2009
	Low Range	High Range
Diluted EPS on a GAAP basis (as reported)	$(0.01)	$0.03	$0.14
Add back: MARTIN+OSA operating loss and shut down costs	0.13	0.13	0.04

	0.12	0.16	0.18

Deduct: Tax benefit	—	—	(0.02)
Add back: Non-cash; non-operating foreign currency loss	—	—	0.02

Non-GAAP Diluted EPS	$0.12	$0.16	$0.18

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended May 1, 2010
	American Eagle			American Eagle
	Outfitters, Inc.		MARTIN+OSA	Outfitters, Inc. (excluding
	(GAAP Basis)		(1)	MARTIN+OSA)
		% of			% of
		Sales			Sales

Net sales	$659,453	100.0%	$10,991	$648,462	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	411,019	62.3%	20,253	390,766	60.3%

Gross profit (loss)	248,434	37.7%	(9,262)	257,696	39.7%
Selling, general and administrative expenses	181,241	27.5%	12,596	168,645	26.0%
Loss on impairment of assets	17,980	2.7%	17,980	—	0.0%
Depreciation and amortization	36,156	5.5%	631	35,525	5.5%

Operating income (loss)	13,057	2.0%	(40,469)	53,526	8.2%
Other income, net	125	0.0%	4	121	0.0%

Income (loss) before income taxes	13,182	2.0%	(40,465)	53,647	8.2%
Provision (benefit) for income taxes	2,260	0.3%	(15,525)	17,785	2.7%

Net income (loss)	$10,922	1.7%	$(24,940)	$35,862	5.5%

Net income (loss) per basic common share	$0.05		$(0.12)	$0.17

Net income (loss) per diluted common share	$0.05		$(0.12)	$0.17

Weighted average common shares outstanding — basic	207,718		207,718	207,718
Weighted average common shares outstanding — diluted	210,285		210,285	210,285

(1)	Represents MARTIN+OSA store and online business operating results, as well as home office and other costs directly attributable to MARTIN+OSA operations.

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended May 2, 2009
	American Eagle				American Eagle Outfitters, Inc.
	Outfitters, Inc.		MARTIN+OSA	Non-GAAP	(excluding MARTIN+OSA and
	(GAAP Basis)		(1)	Items (2)	Non-GAAP Items)
		% of				% of
		Sales				Sales

Net sales	$611,986	100.0%	$10,307	$—	$601,679	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	391,061	63.9%	12,985	—	378,076	62.8%

Gross profit (loss)	220,925	36.1%	(2,678)	—	223,603	37.2%
Selling, general and administrative expenses	158,692	25.9%	6,904	—	151,788	25.3%
Loss on impairment of assets	—	0.0%	—	—	—	0.0%
Depreciation and amortization	34,894	5.7%	1,906	—	32,988	5.5%

Operating income (loss)	27,339	4.5%	(11,488)	—	38,827	6.4%
Other (expense) income, net	(2,308)	-0.4%	3	(2,749)	438	0.1%

Income (loss) before income taxes	25,031	4.1%	(11,485)	(2,749)	39,265	6.5%
Provision (benefit) for income taxes	3,064	0.5%	(4,376)	(8,272)	15,712	2.6%

Net income (loss)	$21,967	3.6%	$(7,109)	$5,523	$23,553	3.9%

Net income (loss) per basic common share	$0.11		$(0.03)	$0.03	$0.11

Net income (loss) per diluted common share	$0.11		$(0.03)	$0.03	$0.11

Weighted average common shares outstanding — basic	205,408		205,408	205,408	205,408
Weighted average common shares outstanding — diluted	207,286		207,286	207,286	207,286

(1)	Represents MARTIN+OSA store and online business operating results, as well as home office and other costs directly attributable to MARTIN+OSA operations.

(2)	Non-GAAP items represent a realized loss on sale of investment securities and a tax benefit for the period.

MARTIN+OSA
HISTORICAL STATEMENTS OF OPERATIONS (1)
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	August 1,	% of	October 31,	% of	January 30,	% of
	2009	Sales	2009	Sales	2010	Sales
Net sales	$10,798	100.0%	$12,951	100.0%	$16,195	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	15,863	146.9%	16,998	131.2%	19,786	122.2%

Gross profit	(5,065)	-46.9%	(4,047)	-31.2%	(3,591)	-22.2%
Selling, general and administrative expenses	6,317	58.4%	8,321	64.3%	9,436	58.3%
Loss on impairment of assets	—	0.0%	—	0.0%	17,992	111.1%
Depreciation and amortization	1,910	17.7%	1,904	14.7%	1,928	11.9%

Operating loss	(13,292)	-123.0%	(14,272)	-110.2%	(32,947)	-203.5%

Net loss	$(8,185)	-75.8%	$(8,789)	-67.9%	$(20,293)	-125.3%

Net loss per basic common share	$(0.04)		$(0.04)		$(0.10)

Net loss per diluted common share	$(0.04)		$(0.04)		$(0.10)

Weighted average common shares outstanding — basic	206,010		206,517		206,826
Weighted average common shares outstanding — diluted	209,015		209,393		210,690

(1)	Represents MARTIN+OSA store and online business operating results, as well as home office and other costs directly attributable to MARTIN+OSA operations.

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the 13 Weeks Ended
	May 1,	May 2,
	2010	2009
Operating activities:
Net income	$10,922	$21,967
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	37,756	35,410
Share-based compensation	12,246	5,550
Provision for deferred income taxes	11,594	(2,192)
Tax benefit from share-based payments	13,942	592
Excess tax benefit from share-based payments	(4,023)	(87)
Foreign currency transaction (gain) loss	(113)	869
Loss on impairment of assets	17,980	—
Realized loss on sale of investment securities	225	2,749
Changes in assets and liabilities:
Merchandise inventory	1,382	16,560
Accounts receivable	(4,804)	(20,604)
Prepaid expenses and other	(43,000)	(1,635)
Other assets, net	(341)	658
Accounts payable	(14,028)	(58,683)
Unredeemed gift cards and gift certificates	(12,705)	(15,115)
Deferred lease credits	(428)	15,508
Accrued compensation and payroll taxes	(33,094)	(11,929)
Accrued income and other taxes	(11,730)	110
Accrued liabilities	(6,659)	(3,892)

Total adjustments	(35,800)	(36,131)

Net cash used for operating activities	$(24,878)	$(14,164)
Investing activities:
Capital expenditures	(19,077)	(34,875)
Sale of investments	6,850	11,537
Other investing activities	(394)	(430)

Net cash used for investing activities	$(12,621)	$(23,768)
Financing activities:
Payments on capital leases	(563)	(466)
Partial repayment of notes payable	(12,500)	—
Repurchase of common stock from employees	(17,946)	(178)
Repurchase of common stock as part of publicly announced programs	(71,809)	—
Net proceeds from stock options exercised	3,610	2,308
Excess tax benefit from share-based payments	4,023	87
Cash used to net settle equity awards	(6,434)	—
Cash dividends paid	(20,906)	(20,639)

Net cash used for financing activities	$(122,525)	$(18,888)

Effect of exchange rates on cash	1,303	2,285

Net decrease in cash and cash equivalents	$(158,721)	$(54,535)
Cash and cash equivalents — beginning of period	693,960	473,342

Cash and cash equivalents — end of period	$535,239	$418,807